United States Securities And Exchange Commission
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 7, 2017

ISORAY, INC.

(Exact name of registrant as specified in its charter)

Minnesota	001-33407	41-1458152
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Hills Street, Suite 106, Richland, Washington 99354

(Address of principal executive offices) (Zip Code)

(509) 375-1202

(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01	Entry into a Material Definitive Agreement

The information set forth under Item 5.02 of this Current Report on Form 8-K is incorporated into this Item 1.01 by reference.

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of New Controller and Principal Financial and Accounting Officer

On June 30, 2017, IsoRay, Inc. (the “Company”) appointed Mark Austin as Controller, Principal Financial Officer, and Principal Accounting Officer, of the Company, to take office effective July 24, 2017.

Prior to joining the Company, Mr. Austin, age 30, served as a Senior Manager (and before that, as a Manager/Senior Associate) at KPMG in Portland, Oregon, since 2009, where he served as lead for financial statement and internal control audits within the technology industry, including for software and manufacturing companies. While at KPMG, Mr. Austin served as lead manager for a global public company; reviewed complex software revenue transactions, including working with the revenue controller and accounting team; reviewed several transactions in accordance with ASC 805; supervised, coached, and lead teams and team members; and researched technical accounting issues relevant to the technology industry. None of Mr. Austin’s prior experience involved a parent, subsidiary, or other affiliate of the Company. Mr. Austin is a CPA and holds a Bachelor of Science in Commerce degree (major in accounting with an emphases in finance), from Santa Clara University, in Santa Clara, California.

In connection with Mr. Austin’s appointment, the Company entered into an Employment Agreement, dated June 30, 2017, for an initial term of three years, subject to successive one year renewals. Under his Employment Agreement, Mr. Austin will receive an annual salary of $160,000, payable in accordance with the Company’s standard payroll practices. He will be eligible to participate in the executive bonus plan established by the Company’s Board of Directors, based upon metrics that will be established by the Board in its sole discretion, whereby he will be eligible to receive a bonus of up to 20% of his annual salary. Also under his Employment Agreement, Mr. Austin is eligible to participate in and receive stock options under the Company’s 2017 Equity Incentive Plan. Mr. Austin will be issued 75,000 common stock options on July 24, 2017, which will have an exercise price equal to the fair market value on the date of the grant, and which will vest one-fourth immediately and in one-fourth increments thereafter on each anniversary date of the Employment Agreement. Mr. Austin will also receive a relocation and retention bonus of $10,000 if he relocates to the Richland, Washington area on or before July 31, 2018.

Mr. Austin’s employment may be terminated upon death, disability, by the Company for cause, or by Mr. Austin for “Good Reason.” If Mr. Austin’s employment is terminated by mutual agreement, by the Company without cause, or by Mr. Austin for “Good Reason,” then he will be paid his unpaid salary, bonus, and expenses through the date of termination, in addition to severance pay for a period of 12 months. If his employment terminates for any other reason, then Mr. Austin only receives unpaid salary, bonuses, and expenses through the date of termination. “Good Reason” means a material adverse change in Mr. Austin’s title, authority, duties, or responsibilities. Mr. Austin is subject to standard confidentiality provisions and a non-compete, non-solicitation covenant for a one-year period following termination of employment.

The above description is only a summary of the material terms of the Employment Agreement, does not purport to be a complete description of the Employment Agreement, and is qualified in its entirety by reference to the Employment Agreement, a copy of which is filed as Exhibit 10.1, and incorporated herein by reference.

Neither the Company nor any of its subsidiaries has entered into any transactions with Mr. Austin described in Item 404(a) of Regulation S-K other than in connection with his existing employment with the Company. Mr. Austin was not appointed pursuant to any arrangement or understanding between Mr. Austin and any other person. There are no family relationships between Mr. Austin and any director or executive officer of the Company.

ITEM 8.01	Other Events

On July 7, 2017, the Company issued a press release announcing Mr. Austin’s appointment as Controller, Principal Financial Officer, and Principal Accounting Officer, the text of which is attached hereto as Exhibit 99.1.

ITEM 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit	Description
10.1	Employment Agreement, dated June 30, 2017, between Mark Austin and IsoRay, Inc.
99.1	Press release issued by IsoRay, Inc., dated July 7, 2017.

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 7, 2017

IsoRay, Inc., a Minnesota corporation

By:	/s/ Thomas C. LaVoy
Thomas C. LaVoy, CEO